CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: November 5, 2008
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP, INC.
ANNOUNCES NEW STOCK REPURCHASE PROGRAM

EAU CLAIRE, Wis.—Nov. 5—Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced its intention to repurchase up to 10 percent of its outstanding shares in the open market or in privately negotiated transactions. This new repurchase is in addition to the 2 percent the Company has remaining on its previously announced May 5, 2008, repurchase program. Combined, Citizens intends to buy back up to 12 percent, or 749,520, of its outstanding shares. These shares may be purchased from time to time over a six-month period depending upon market conditions. The stock repurchase program will commence on Friday, November 7, 2008.

James G. Cooley, president and chief executive officer of Citizens Community Bancorp, indicated that the board of directors approved the new repurchase program in view of the current price level of the Company’s common stock and the strong capital position of the Company’s subsidiary, Citizens Community Federal.

As of September 30, 2008, the Company had consolidated total assets of $480 million and stockholders’ equity of $68.5 million.  The Company’s stock is traded on the NASDAQ Global Stock Market under the symbol “CZWI”.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 20 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
November 5, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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